EXHIBIT (h.3.)

Other Material Contracts

SUPERVISION AND ADMINISTRATION AGREEMENT

SUPERVISION AND ADMINISTRATION AGREEMENT, made this 1st day of May, 2021, between Sit Mutual Funds II, Inc. (the “Company”), a Minnesota corporation and Sit Investment Associates, Inc. (the “Administrator” or “SIA”), a Minnesota corporation.

WHEREAS, the Company is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company is authorized to issue shares of beneficial interest (“Shares”) in separate series, which are listed in the attached Schedule A (as amended from time to time), with each such series representing interests in a separate portfolio of securities and other assets; and each series of the Company issues its Shares in one or more classes, with each such class representing interests in the same portfolio of securities and other assets; and WHEREAS, the Company desires to retain the Administrator to render supervisory and administrative services hereunder with respect to the series listed in Schedule A, together with any other series subsequently established by the Company, and with respect to which the Administrator is willing to do so, being herein collectively referred to also as the “Funds,” and.

WHEREAS, pursuant to an Investment Management Agreement dated November 1, 1992 between the Company and SIA, as amended, (“Investment Management Agreement”), the Company has retained SIA to provide investment advisory services with respect to the Funds in the manner and on the terms set forth therein; and

WHEREAS, the Company wishes to retain SIA to provide or procure supervisory and administrative and other services to the Funds and their shareholders; and

WHEREAS, SIA is willing to furnish supervisory and administrative services and/or to arrange for such services in the manner and on the terms hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.    Appointment. The Company hereby appoints SIA as the Administrator to provide or procure, as applicable, the supervisory and administrative and other services with respect to the Funds for the period and on the terms set forth in this Agreement, as supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation herein provided.

2.    Duties. Subject to the general supervision of the Board of Directors, the Administrator shall provide or cause to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Funds, but not including the investment advisory services provided pursuant to the Investment Management Agreement with the Company or the distribution services provided by the Company’s principal underwriter (the “Distributor”) pursuant to its Distribution Agreement with the Company.

(a)    Supervisory and Administrative Services. These services shall include the following:

(i) The Administrator shall supervise and coordinate matters relating to the operation of the Funds, including any necessary coordination among the investment adviser or advisers to the Funds, the custodian, transfer agent, dividend disbursing agent, and recordkeeping agent (including pricing and valuation of the Funds), accountants, attorneys, and other parties performing services or operational functions for the Funds. In connection with the supervision of the pricing and valuation of the Funds, the Administrator shall establish such systems and procedures as are necessary to carry out this function, including systems and procedures relating to defaulted securities; forensic reporting and monitoring of securities and derivatives pricing, including checks and balances against internal models and external pricing services; tracking and reviewing fair valued securities; supervising pricing vendors; monitoring for significant events occurring after the close of trading that may affect the value of portfolio holdings; and establishing net asset value estimation processes in the event the custodian cannot produce a net asset value for Shares of a Fund.

(ii) The Administrator shall provide the Funds, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective administration of the Funds as contemplated in this Agreement as well as provide the Funds, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws and other applicable laws.

(iii) The Administrator shall maintain or supervise the maintenance by third parties of such books and records of the Company and the Funds as may be required by applicable federal or state law, other than the records and ledgers maintained under the Investment Management Agreement.

(iv) The Administrator shall prepare or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of the Funds required by applicable law.

(v) The Administrator shall prepare, file, and arrange for the distribution of proxy materials and periodic reports to shareholders of the Funds as required by applicable law.

(vi) The Administrator shall prepare and arrange for the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities as may be required to register the Shares of the Funds and qualify the Company to do business or as otherwise required by applicable law. The Administrator shall maintain registration of the Funds’ Shares in such other jurisdictions as it deems necessary and appropriate. The Administrator shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. The Administrator shall maintain systems necessary to provide or procure required disclosure in the Funds’ registration statements, shareholder reports, proxy statements, and similar regulatory documents, and Fund proxy voting information.

(vii) The Administrator shall take such other action with respect to the Funds as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Funds’ Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program.

(viii) The Administrator shall provide the Funds with administrative services to shareholders as necessary, including: the maintenance of a shareholder call center; shareholder transaction processing; the provision of certain statistical information and performance of the Funds; a web servicing platform and internet website; access by SIA representatives to databases to assist with shareholder inquiries and reports; oversight of anti-money laundering monitoring systems and procedures; redemption fee application and monitoring systems (if applicable); anti-market timing monitoring systems and procedures, including implementation of shareholder information agreements under Rule 22c-2 under the 1940 Act and associated monitoring systems and procedures; and processing of client registration applications. Notwithstanding the foregoing, the Administrator may procure or delegate provision of these services to third parties with respect to particular classes of the Funds or particular shareholders that have relationships with other financial intermediaries that perform similar services.

(b)    Other Services. The Administrator shall also procure on behalf of the Company and the Funds, and at the expense of the Administrator, the following persons to provide services to the Funds, to the extent necessary: (i) a custodian or custodians for the Funds to provide for the safekeeping of the Funds’ assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Funds; (iii) a transfer agent for the Funds; and (iv) a dividend disbursing agent for the Funds. The Company may be a party to any agreement with any of the persons referred to in this Section 2(b).

(c)    Personnel. The Administrator shall also make its officers and employees available to the Board of Directors and officers of the Company for consultation and discussions regarding the administration of the Funds and services provided to the Funds under this Agreement.

(d)    Standards; Reports. In performing these services, the Administrator:

(i)    shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Company’s Board of Directors, and with the provisions of the Company’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii)    will make available to the Company, promptly upon request, any of the Funds’ books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Company are being conducted in a manner consistent with applicable laws and regulations.

(iii)    will regularly report to the Company’s Board of Directors on the services provided under this Agreement and will furnish the Company’s Board of Directors with respect to the Funds such periodic and special reports as the Directors may reasonably request.

(iv)    will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.

3.    Documentation. The Company has delivered copies of each of the following documents to the Administrator and will deliver to it all future amendments and supplements thereto, if any:

(a)    the Company’s Registration Statement as filed with the SEC and any amendments thereto; and

(b)    exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.

4.    Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Company from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed its agent.

5.    Compensation. As compensation for the services rendered under this Agreement, the Company shall pay to the Administrator a monthly fee, calculated as a percentage (on an annual basis) of the average daily value of the net assets of each of the Funds during the preceding month. The fee rates applicable to each class of a Fund shall be set forth in a schedule to this Agreement. The fees payable to the Administrator for all of the Funds shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the foregoing compensation shall be prorated.

6.    Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.

7.    Expenses. During the term of this Agreement, the Administrator will bear all of the Funds’ expenses, except such expenses as are assumed by the Funds under this Agreement and any expenses that are paid under the terms of the Investment Management Agreement. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies, and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications and internet access.

The Funds shall bear the following expenses:

(a)     Brokerage fees and commissions, and other portfolio transaction expenses incurred by the Funds;

(b)     Costs, including the interest expenses, of borrowing money; and

(c)     extraordinary expenses as so designated by a majority of the directors of the Company, including a majority of said directors who are not “interested persons” of the Company or of SIA, as defined in the 1940 Act.

8.     Liability. The Administrator shall give the Company the benefit of the Administrator’s best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Company agrees that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Company of the Administrator and that of its members, officers, directors, and employees, and shall in no way govern the liability to the Company or the Administrator or provide a defense for any other person including persons that provide services for the Funds as described in Section 2 (b) of this Agreement.

9.     Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for one year from such date, and shall continue thereafter on an annual basis with respect to each Fund provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds or by the Company’s Board of Directors and (b) by the vote, cast in person at a meeting called for such purpose, of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party. This Agreement may be terminated:

(a)    by the Company at any time with respect to the services provided by the Administrator, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the

Company or by a vote of a majority of the outstanding voting shares of the Company or, with respect to a particular Fund or class, by vote of a majority of the outstanding voting shares of such Fund or class, on 60 days’ written notice to the Administrator;

(b)     by the Administrator at any time, without the payment of any penalty, upon 60 days’ written notice to the Company.

10.    Use of Name. It is understood that the names “Sit Investment Associates, Inc.” or “SIT” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Administrator or its affiliates are the valuable property of the Administrator and its affiliates, and that the Company and/or the Funds may use such names (or derivatives or logos) only as permitted by the Administrator.

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

12.    Miscellaneous. (a)    This Agreement shall be governed by the laws of Minnesota, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.

(b)    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)    The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

(d)    This Agreement may not be assigned by the Company or the Administrator without the consent of the other party.

(e)    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

Sit U.S. Government Securities Fund, Inc.

By:	/s/ Paul E. Rasmussen
Name:	Paul E. Rasmussen
Title:	Vice President

Sit Investment Associates, Inc.

By:	/s/ Roger J. Sit
Name:	Roger J. Sit
Title:	CEO, President

Schedule A

Schedule to Supervision and Administration Agreement

Between Sit Mutual Funds II, Inc. and Sit Investment Associates, Inc.

May 1, 2021

Fund	Annual Fee (As a % of Average Daily Net Assets)
Sit Tax-Free Income Fund (Series A) – Class S	0.35%
Sit Tax-Free Income Fund (Series A) – Class Y	0.60%
Sit Minnesota Tax-Free Income Fund (Series B) – Class S	0.60%
Sit Quality Income Fund (Series E) – Class S	0.60%